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LOGO                               NEWS RELEASE

                                   Riggs National Corporation
                                   800 17th Street, N.W.
                                   Washington, D.C. 20074-0114


For Immediate Release, Wednesday, July 13, 1994


     The board of directors of The Riggs National Bank of Washington, D.C., the city's leading bank, elected Fred
L. Bollerer to the position of president and chief executive officer. The bank is the principal subsidiary of Riggs National Corporation. Mr. Bollerer was also elected a director of the bank and of the parent company.

     Mr. Bollerer, 52, has served as executive vice president-general banking of the bank since 1993. Since
May 1994, when Paul M. Homan resigned, the responsibilities of president and chief executive officer of the bank have been filled on an interim basis by Joe
L. Allbritton. Mr. Allbritton remains chairman and chief executive officer of Riggs National Corporation and chairman of the board of The Riggs National Bank of Washington.

     "Fred Bollerer has had an exemplary 27-year career in banking, entailing six years in the Washington market and a breadth of experience that includes management of a representative office in Argentina," said Mr. Allbritton.
"He joined Riggs at a decisive moment in our history and has demonstrated both the skills to manage a bank and the leadership qualities needed to guide this organization forward as the supercommunity bank for this area."

     The Ohio native earned his B.B.A. degree from Ohio
University and his bachelor's of foreign trade from the American Graduate School of International Management. He serves in leadership positions with a variety of community organizations, including the Greater Washington
Board of Trade and the Washington Airports Task Force.

     Riggs also announced that Robert L. Sloan, chief executive officer of Sibley Memorial Hospital, has been elected vice chairman of the board of both Riggs National
Corporation and The Riggs National Bank of Washington,
D.C. He has served on the bank's board since 1990 and the parent Riggs board since 1993.

     Separately, the board of directors of Riggs National
Corporation declared the following dividends:
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     On the company's 7.5% Cumulative Convertible
Preferred Stock, Series A, a regular quarterly dividend of $.46875 per share, payable August 1, 1994, to holders of record July 31.

     And on the company's 10.75% Noncumulative Perpetual
Preferred Stock, Series B, a regular quarterly dividend of $.671875 per share, payable August 1, 1994, to holders of record July 18.

     Riggs National Corporation is a Washington, D.C.- based multibank holding company, with banks in Washington, D.C., Virginia, Maryland, The United Kingdom and France. Riggs serves the metropolitan Washington area with 34 locations in the District of Columbia, 17 in Virginia and 11 in Maryland. The company's common shares
(RIGS) are traded on the NASDAQ National Market System.

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For more information, contact:

James E. Day
Director of Communications
202-835-5156